EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation of our report dated February 10, 2006, except with respect to the matters discussed in Note 11, as to which the date is March 9, 2006, relating to the consolidated financial statements and schedule of PLC Systems Inc.  for the year ended December 31, 2005 included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-3 (File Nos.  333-68923, 333-80045 and 333-43454) and Form S-8
(File Nos. 33-95168, 333-51547, 333-37814, 333-48706, 333-51136, 333-57752, 333-91430, 333-106100 and 333-127770).

/s/ Vitale, Caturano & Company Ltd.

Boston, Massachusetts
March 28, 2006